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                     September 21, 2022

       Jeff A. Zadoks
       Chief Financial Officer
       Post Holdings, Inc.
       2503 S. Hanley Road
       St. Louis, Missouri 63144

                                                        Re: Post Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2021
                                                            Filed November 19,
2021
                                                            File No. 001-35305

       Dear Mr. Zadoks:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing